TRADEMARK LICENSE AGREEMENT

This Agreement is made and entered into as of this ____ day of _____________, 2015 (the "Effective Date") by and between
Techtronic Floor Care Technology Limited, a BVI corporation, with its principal place of business at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands ("TFCTL"), and Hoover Inc., a US corporation, with its principal place of business at 7005 Cochran Road, Glenwillow, Ohio 44139 ("Hoover"), (TFCTL and Hoover, collectively, "TTI Floor Care"),
and
Capstone Industries Inc., a US corporation with its principal place of business at 350 Jim Moran Boulevard, Suite 120, Deerfield Beach, FL, United States of America 33442 ("Licensee").
WHEREAS
A.	TTI Floor Care is the owner of the Licensed Marks (as defined below).
B.
Licensee wishes to obtain a license to use the Licensed Marks on and in connection with specified goods and/or services within the Territories (as defined below) and TTI Floor Care is willing to grant a license to Licensee to use the Licensed Marks on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	DEFINITIONS
As used in this Agreement:
"Affiliate" means any corporation, partnership, or other entity which directly or indirectly controls, is controlled by, or is under common control with a party. "Control" of an entity shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such entity through ownership of voting securities, contract, or otherwise.
"Channels of Trade" means the approved wholesale and/or retail accounts in the Territories as listed in Exhibit 3 or such others as TTI Floor Care may approve from time to time in writing during the Term.
"Default Rate" means three (3) percentage points above the United States federal discount rate prevailing on the date a payment is due, or the maximum amount allowable by law if less than such rate.
"Derivative Materials" means all logos, designs, symbols, marks, graphics, text, trade dress, drawings, collective works, sculptures, pictures, photographs, artwork, and material objects consisting of or incorporating or derived from any one or more of the Licensed Marks and all derivations, adaptations, and variations thereof.
"Effective Date" shall have the meaning set forth in the preamble of this Agreement
"Event of Default" shall have the meaning set forth in Sections 11.1.1 and 11.1.2 of this Agreement.
"Gross Sales" means the total amount paid or owing to Licensee and Licensee's Affiliates from the sale of Licensed Products, excluding finance charges, taxes on sales and reasonable invoiced charges for shipping and handling which are separately identified on an invoice for a sale.  Any amounts paid or owing to Licensee or any Affiliate of Licensee for artwork, set-up, or personalization or customization of any Licensed Products shall be included in Gross Sales.
"Initial Term" shall have the meaning set forth in Section 2.5.

Trademark license agreement TFCTL – Capstone Industries Inc.

"Licensed Marks" means the trademarks and service marks identified in Exhibit 1 and such other marks as TTI Floor Care may authorize Licensee to use from time to time during the Term.
"Licensed Products" means the approved products listed in Exhibit 2 or such other products as TTI Floor Care approve from time to time in writing during the Term.
"Manufacturer" has the meaning set forth in Section 4.5 of this Agreement.
"Minimum Royalties" shall have the meaning set forth in Section 3.2 of this Agreement.
"Net Sales" means Gross Sales less credits for returns actually made or allowed.  In computing Net Sales, no deductions shall be taken from Gross Sales for any of the following:  cash discounts granted as terms of payment; early payment discounts; allowances or discounts related to advertising; mark-down allowances; costs incurred in manufacturing, selling, advertising, promoting, importing or distributing the Licensed Products; freight costs incorporated in the selling price; or uncollectible accounts.
"Packaging" means any materials used in the packaging or labeling of the Licensed Products, including but not limited to cartons, boxes, containers, labels, and hang tags.
"Policy Limit" means combined single limits of no less than one million dollars ($1,000,000) for bodily injury and property damage arising out of each occurrence; two million dollars ($2,000,000) general aggregate and two million dollars ($2,000,000) products and completed operations; and a five million dollar ($5,000,000) umbrella policy.
"Premium" means any merchandise used or intended to be used for promoting, publicizing, or increasing the sale of any goods or services, including but not limited to incentives for sales forces, the trade, or consumers.
"Promotional Materials" means any materials used to advertise or promote the Licensed Products, including but not limited to television and print advertising, internet and website content, press releases, brochures, fliers, photographs, point-of-purchase displays and other display materials, banners, advertisements, announcements, public relations kits and press releases.
"Royalties" shall have the meaning set forth in Section 3.1 of this Agreement.
"Term" shall have the meaning set forth in Section 2.5 of this Agreement.
"Territories" means in the United States of America, Canada and Mexico.
"Triggering Event" shall have the meaning set forth in Section 11.1.3 of this Agreement.
2.	LICENSE GRANT
2.1. Grant of Trademark License. Subject to the terms and conditions of this Agreement, TTI Floor Care hereby grants to Licensee the exclusive right to use the Licensed Marks, during the Term, on and in connection with the Licensed Products manufactured, advertised, marketed, and sold to the Channels of Trade in the Territories. Licensee shall have no right to use the Licensed Marks in any other manner for any other purpose. All rights, whether express or implied, not expressly granted to Licensee hereunder are reserved exclusively to TTI Floor Care.
2.2. No Trade Name Usage. Licensee shall not use any of the Licensed Marks as part of Licensee's corporate, trade, doing-business-as name or domain name, and Licensee shall not use the Licensed Marks in any manner which would create the impression that Licensee is a division, subsidiary, or Affiliate of TTI Floor Care or that Licensee's employees or agents are employees or agents of TTI Floor Care. In addition, Licensee shall not use any Licensed Marks or any mark incorporating all or any part of any Licensed Mark on any business sign, business cards, stationery, envelopes, invoices, forms, or similar documents, in any media, except as approved in advance in writing by TTI Floor Care.

Trademark license agreement TFCTL – Capstone Industries Inc.

2.3. Territories.  Licensee's rights under this Agreement extend only to the Territories.  Licensee shall not:  (a) use nor authorize any third party to use the Licensed Marks outside the Territories, either directly or indirectly; (b) advertise, promote, distribute or sell or authorize any third party to advertise, promote, distribute or sell Licensed Products outside the Territories, either directly or indirectly; or (c) sell Licensed Products to anyone whom Licensee knows or has reason to know intends to resell or distribute the Licensed Products outside the Territories.
2.4. Scope of Grant.
2.4.1.
Nothing in this Agreement shall be construed as preventing or restricting, in any manner, TTI Floor Care's right to (i) use or to license any third party to use in any manner whatsoever the Licensed Marks within the Territories for products different from the Licensed Products, and to (ii) use or to license any third party to use in any manner whatsoever the Licensed Marks outside of the Territories.

2.4.2.
All other rights not specifically granted to Licensee hereunder are reserved for the sole and exclusive benefit of TTI Floor Care both within and outside the Territories, including but not limited to special events and promotions (whether charitable or not); duty-free retail outlets; in-flight services; any catalogue offerings; television marketing; interactive television; direct mail marketing; retail outlet stores for the benefit of the employees of TTI Floor Care and its Affiliates; and the right to exploit, directly and indirectly; any and all other methods of promotion, marketing and distribution and sale of Licensed Products both within and outside the Territories.

2.5. Term.  This Agreement shall be effective as of the Effective Date and shall continue for a term of three (3) years unless sooner terminated or modified in accordance with its terms ("Initial Term"). Thereafter, provided that Licensee is in compliance with all the conditions set forth in this Agreement, this Agreement may be renewed upon written agreement of the parties. This Agreement may be terminated by either party by giving the other party not less than three months prior written notice, or in accordance with Section 11.
3.	ROYALTY STATEMENTS AND PAYMENTS, RECORDKEEPING, AND AUDITS
3.1. Royalties.
3.1.1.
During the Term, Licensee shall pay to TTI Floor Care royalties in the amount of five percent (5%) of Net Sales of Licensed Products on a quarterly basis ("Royalties"). For purposes of computing Gross Sales, Net Sales and Royalties due, a sale shall be deemed to take place at the point at which Licensed Products are sold by Licensee or any authorized Affiliate of Licensee to: (i) wholesale or retail outlets; (ii) sales people or sales representatives; (iii) employees; (iv) ultimate consumers; or (v) any other person or entity to whom sales of Licensed Products are authorized under this Agreement.

3.1.2.
Licensee shall also account for and pay to TTI Floor Care Royalties at the full rate and amount on the sale of all close-outs, end-of-season stocks and excess inventory (collectively "Closeouts") approved by TTI Floor Care in Section 12.2.1. The sale of Closeouts by Licensee shall not exceed five percent (5%) of total Net Sales of Licensed Products in any year of the Term.

3.2. Minimum Royalties. During any renewal period after the Initial Term, Licensee shall pay the minimum level of royalties to be mutually agreed between the parties before the end of Initial Term or specified in Exhibit 6 ("Minimum Royalties"). The Minimum Royalties paid for any contract year may only be credited against Royalties due during the same Contract Year and may not be carried over to offset Royalties due during any other contract year. If Licensee pays, but does not earn the amounts specified above, TTI Floor Care may terminate this Agreement in accordance with Section 11.2.

Trademark license agreement TFCTL – Capstone Industries Inc.

3.3. Statements and Payments.
3.3.1.
Within thirty (30) days of the end of each calendar quarter, Licensee shall submit to TTI Floor Care a full and accurate statement showing the quantity, description, Gross Sales and Net Sales of all Licensed Products distributed and/or sold during the preceding calendar quarter and the total amount of Royalties due thereon. At the same time, Licensee shall pay to TTI Floor Care all such Royalties and all other payments due to TTI Floor Care as of that date. No amounts shall be withheld by Licensee by reason of an offset against amounts due from TTI Floor Care to Licensee or any of its Affiliates for any products or services or for any other reason. To the extent any Royalties are not timely paid, then in addition to all other remedies TTI Floor Care may have, TTI Floor Care shall be entitled to offset the Royalties due against any sums which TTI Floor Care or any of its Affiliates owes to Licensee. Any applicable taxes on the manufacture, distribution, and sale of Licensed Products shall be borne by Licensee.  Licensee shall render such statements to TTI Floor Care whether or not any sales of Licensed Products have been made during the preceding calendar quarter. Unless TTI Floor Care agrees to an alternative form, Licensee shall use the form of statement attached hereto as Exhibit 5. In its sole and exclusive discretion, TTI Floor Care may change the form of statement required to be used by Licensee upon written notice to Licensee.

3.3.2.
Minimum Royalties for each contract year after the Initial Term shall be paid by Licensee in accordance with Section 3.2. No more than thirty (30) days after the end of each such calendar quarter, Licensee shall account for and remit to TTI Floor Care the amount by which earned Royalties on Net Sales of Licensed Products for that period exceeds the Minimum Royalties for such calendar quarter. In no event shall any difference between earned Royalties and Minimum Royalties in any calendar year affect Licensee's obligations to pay earned Royalties or Minimum Royalties in any other calendar year.

3.4. Maintenance of Records and Inspections.
3.4.1.
Licensee shall keep accurate books of account and records covering all transactions relating to the Licensed Products, which shall conform to generally accepted accounting principles. During the Term and for a period of two (2) years thereafter, upon advance notice, TTI Floor Care, or an auditor, accountant or other representative of TTI Floor Care, shall have the right to examine and to make copies or extracts of such books of account and records.  TTI Floor Care shall be entitled to exercise this right of examination at all reasonable times during normal business hours.  Licensee shall maintain all such books of account and records for a period of at least two (2) years following the expiration or termination of this Agreement.  To assist TTI Floor Care's examination, Licensee shall clearly differentiate in its books of account and records transactions and other information relating to the Licensed Products through a symbol used exclusively for that purpose or some other comparable method.  If Licensee's books of account and records do not comply with the requirements of this Section 3.4.1, then all findings of any auditor, accountant, or other representative of TTI Floor Care shall be deemed final.

3.4.2.
Licensee shall also ensure that TTI Floor Care and its designees shall be afforded full, complete, and regular access at regular intervals during normal business hours and at TTI Floor Care's request, to all facilities (including facilities owned, operated, controlled or managed by a third party) engaged in the manufacture, packaging, labeling, shipment, storage and distribution of the Licensed Products and all components thereof, for purposes of review, inspection, assessment as to compliance with this Agreement, and review of all relevant books and records (including the right to make copies and extracts therefrom) relating to the Licensed Products.

Trademark license agreement TFCTL – Capstone Industries Inc.

3.5. Discrepancies. Should TTI Floor Care or its representative determine in the course of any examination under Section 3.4 that Licensee has underpaid Royalties, within ten (10) days after receipt of notice of the underpayment, Licensee shall remit to TTI Floor Care the amount of the underpayment, together with interest thereon computed at the Default Rate from the date payment of the unpaid Royalties was originally due to the date of payment.  Should the amount of the underpayment equal five percent (5%) or more, within ten (10) days after receipt of an invoice from TTI Floor Care, Licensee shall pay to TTI Floor Care the total out-of-pocket cost of the examination which revealed the underpayment, including the cost of employee auditors calculated at the industry standard rate (no less than US$125.00 per hour per person including travel time during normal working hours and actual working time).
3.6. Interest.  Any sum required to be paid by Licensee to TTI Floor Care under this Agreement which is not paid on the due date shall bear interest at the Default Rate calculated daily from the due date until the date of payment.
3.7. Currency of Payment. Except as otherwise specified by TTI Floor Care, all Royalties and other payments due TTI Floor Care shall be stated and paid in United States dollars.  All currency conversions shall be made at the exchange rate in effect on the date payment is due as reported in The Wall Street Journal.  All costs of conversion shall be the sole expense of Licensee.  Any cost of conversion built into a bank's exchange rate must be accounted for with a corresponding increase in the amount being converted so that all costs of conversion shall be the sole expense of Licensee. Licensee shall withhold as taxes, duties, or other governmental charges on payments to be made to TTI Floor Care only such amounts as are absolutely required to be withheld by law in the country from which payment is made.  In the event of any such withholding, Licensee shall remit to TTI Floor Care Royalty payment net the withholding amount to TTI Floor Care, in United States dollars.  Licensee shall submit to TTI Floor Care originals of the remittance voucher and the official receipt evidencing payment of the corresponding taxes.  Licensee shall fully cooperate with TTI Floor Care and provide such information and records as TTI Floor Care may require in connection with any application by TTI Floor Care to the tax authorities in the United States or any country of the Territories, including but not limited to application for a credit for any withholding tax paid in the Territories or any country from which Royalties and any other payments are being made by Licensee to TTI Floor Care pursuant to this Agreement.
4.	QUALITY AND APPROVALS
4.1. Quality Standards Generally. All Licensed Products and all Packaging and Promotional Materials shall be of such quality as approved by TTI Floor Care which quality shall be consistently maintained. Licensee may not use the Licensed Marks in any manner which would disparage or tarnish or dilute the distinctive quality of the Licensed Marks or the reputation and goodwill embodied in the Licensed Marks or which would reflect adversely on the Licensed Marks, TTI Floor Care or any of its products or services.  Whether this standard is met shall be in TTI Floor Care's sole and exclusive discretion.
4.2. Branding Guidelines. Without prejudice for Section 4.1, all Licensed Products and all Packaging and Promotional Materials shall comply with TTI Floor Care's Branding Guidelines, attached hereto as Exhibit 4, which may be modified from time to time by TTI Floor Care in its sole discretion. Should TTI Floor Care notify Licensee of any such revisions, Licensee shall thereafter comply with the revised policies; however, Licensee may continue to use, distribute and sell any Licensed Products, Packaging or Promotional Materials manufactured or prepared and approved prior to notification of the revisions.

Trademark license agreement TFCTL – Capstone Industries Inc.

4.3. Approval of Licensed Products and Promotional Materials. Licensee shall not use the Licensed Marks on any Licensed Product or Promotional Materials without first providing Hoover with a written proposal for such use and obtaining Hoover's approval of the manner of use of the Licensed Marks on such Licensed Product or Promotional Materials. Hoover retains the right to approve or disapprove such uses at its own discretion.  Hoover shall, within fifteen (15) business days following receipt a request for approval ("Approval Period"), provide either (i) a written approval or (i) written specific reasons for withholding approval to Licensee and indication of the changes to be made to which Licensee shall abide.  If Hoover fails to provide any written answer within the Approval Period, approval shall be deemed denied.  Once Hoover has granted approval for use of the Licensed Mark on a given Licensed Product or Promotional Material, if Licensee desires to materially modify the manner of use of the Licensed Mark on such Licensed Product or Promotional Material, Licensee shall submit to Hoover any such proposed changes, and the same process outlined above in this Section 4.3 applies.
4.4. Samples.  Licensee shall provide, at no cost to Hoover, three samples of each Licensed Product model consisting of a master pack from the first production run of each such model. Furthermore, it shall provide to Hoover, at no cost to Hoover, such additional samples of each Licensed Product as Hoover may reasonably request in writing from time to time during the Term to confirm the consistent quality of the Licensed Products and compliance with approved samples and other requirements of this Agreement.
4.5. Manufacturers.
4.5.1.
TTI Floor Care acknowledges that Licensee may wish to retain one or more third parties to manufacture the Licensed Products solely for the account of Licensee.  Licensee shall notify TTI Floor Care in advance of the name and address of all such proposed third-party manufacturers and shall obtain TTI Floor Care's written approval before retaining any such manufacturer to produce any Licensed Products.  Any such third-party manufacturer so approved by TTI Floor Care and retained by Licensee shall be referred to as a "Manufacturer" for purposes of this Agreement. Licensee represents and warrants that it shall inform all Manufacturers of the obligations of this Agreement applicable to them.  Licensee's retention of a Manufacturer shall not relieve it of any obligations under this Agreement or constitute an excuse for any breach or nonperformance under this Agreement, nor shall it be deemed a sublicense of this Agreement.  Licensee shall be responsible and primarily liable for all activities and obligations of all Manufacturers with respect to the Licensed Products, including but not limited to the unauthorized disposition by any Manufacturer of any Licensed Products, Packaging, or Promotional Materials or other items bearing the Licensed Marks.  If TTI Floor Care so requests, Licensee shall require each Manufacturer to sign an agreement in form and substance acceptable to TTI Floor Care governing the manufacture, in whole or in part, of Licensed Products.  Should any Manufacturer utilize any Licensed Marks or Derivative Materials for any unauthorized purpose, Licensee shall cooperate fully in halting such conduct and shall be fully accountable to TTI Floor Care.  Should Licensee violate any provision of this Section 4.5 which violation causes TTI Floor Care to be subjected to any cost or expense, Licensee shall fully reimburse TTI Floor Care for such cost or expense.

4.5.2.
Licensee shall take all steps to ensure that all Manufacturers and all other persons and entities used in connection with the manufacture, assembling, storage, shipment and distribution of the Licensed Products hereunder shall: comply with all legal requirements relevant to the conduct of their business and conduct their business in a manner in line with TTI Group's Business Partners Code of Conduct which can be found at the website www.ttigroup.com, which may be modified from time to time in TTI Group's sole discretion. All approved Manufacturers and others engaged pursuant to this provision shall provide regular reports and certification to TTI Floor Care that they are in compliance with all of the foregoing.

Trademark license agreement TFCTL – Capstone Industries Inc.

4.6. Inspections.  Upon request and reasonable notice, Licensee shall permit TTI Floor Care or TTI Floor Care's duly authorized representatives to inspect Licensee's manufacturing facilities and testing records and those of Licensee's Manufacturers to confirm compliance with this Agreement and to ensure the consistent quality of the Licensed Products.  Any agreement entered into with any Manufacturer regarding the manufacture of the Licensed Products shall provide for like rights of inspection of the Manufacturer's facilities and records by TTI Floor Care.
4.7. Suspension of Approval Procedures.  TTI Floor Care reserves the right to suspend the approval process outlined in this Section 4 and action on any pending request or submission by Licensee for approval once TTI Floor Care has given notice to Licensee of any breach of this Agreement until Licensee cures the breach or the matter is otherwise resolved to TTI Floor Care's satisfaction.
4.8. Failure of Approval.  All approvals under this Section 4 are within TTI Floor Care's sole and exclusive discretion and, therefore, Licensee shall have no rights against TTI Floor Care for damages or any other remedy as a result of TTI Floor Care's failure or refusal to grant any approval.  All approvals hereunder are subject to revocation in TTI Floor Care's commercially reasonable judgment.
4.9. Seconds and Nonconforming Merchandise.  Licensee shall not sell or otherwise distribute any seconds, irregulars, or other merchandise bearing any Licensed Marks which do not conform to TTI Floor Care standard or any relevant local and international standards for the Licensed Products; nor may any Manufacturer sell or distribute for its own account any seconds, irregulars or other merchandise bearing the Licensed Marks. All such nonconforming merchandise shall be destroyed, unless TTI Floor Care approves in writing of an alternative disposition of such merchandise, such approval to be within TTI Floor Care's sole and exclusive discretion.  If TTI Floor Care approves the disposition of the nonconforming merchandise, TTI Floor Care reserves the right to require Licensee to remove labels on all Licensed Products distributed as seconds, irregulars, or otherwise, notwithstanding that such labels were previously approved by TTI Floor Care.  Any sale of any merchandise bearing any Licensed Marks shall be subject to the payment of Royalties hereunder, whether or not authorized, in addition to all other remedies TTI Floor Care may have on account of such sales.
4.10. Competing Brands.  During the Term, except for use of the Licensed Marks in connection with the Licensed Products in the manner authorized in this Agreement, Licensee shall not use any images of floor care machines or any floor care-related themes, names, images, symbols, trade dress, trademarks, or service marks on or in connection with the manufacture, advertisement, promotion, distribution, or sale of any goods or services without TTI Floor Care's prior written approval, which shall be within TTI Floor Care's sole and exclusive discretion.
4.11. Service to the End User.  Licensee will have the sole obligation and responsibility to promptly manage and resolve all customer service issues, product complaints, product service claims and warranty claims from end users with respect to the Products. During the Term, Licensee shall maintain a toll free customer service telephone number and a customer service call center with agents trained to promptly and professionally respond to all customer questions, comments and complaints regarding the Licensed Products. Upon TTI Floor Care's request, Licensee shall provide reports to TTI Floor Care of calls and correspondence received from end users with respect to the Licensed Products in a mutually acceptable format.
4.12. Digital and Social Media Marketing. Licensee shall not establish, host or maintain any domain name, website, social media site or other online content using the Licensed Marks without TTI Floor Care's prior written approval, such approval to be within TTI Floor Care's sole and exclusive discretion.  TTI Floor Care may condition its approval of any such website, social media or online content on compliance with TTI Floor Care's criteria.

Trademark license agreement TFCTL – Capstone Industries Inc.

4.13. Licensee's Product Warranty.  Licensee represents and warrants that the Licensed Products (i) will be free from encumbrances, of good and merchantable quality, free from defects in workmanship and materials, and in conformance with applicable specifications; (ii) will comply with all applicable local, state, federal or provincial laws, rules, regulations, voluntary industry standards, codes or other obligations; and (iii) will not infringe the patents, designs, copyrights, trademark or any other intellectual property rights of any third party.  Licensee further represents and warrants that the quality of the Licensed Products shall equal or exceed the quality of comparable products sold by Licensee under other marks.  The rate of return for defective products in excess of industry norms for comparable products shall be evidence of failure to meet Licensor's quality standards.
4.14. Limitation on Approvals.  Licensee acknowledges that the approval rights contained in this Section 4 are intended to preserve and maintain the quality of the Licensed Products and do not in any way limit or extinguish Licensee's obligations of indemnification under Section 9.1, any other obligations of Licensee, or any rights of TTI Floor Care.
5.	MARKING OF LICENSED PRODUCTS, PACKAGING AND PROMOTIONAL MATERIALS
5.1. Trademark Notices.  Licensee shall comply with the following requirements for marking the Licensed Products, Packaging and Promotional Materials:
5.1.1.
Licensee shall use the trademark demarcations "®" or "TM" or such other designation as TTI Floor Care may from time to time dictate or approve in connection with the Licensed Marks on all Licensed Products, Packaging and Promotional Materials.

5.1.2.
TTI Floor Care makes no representation or warranty that Licensee's compliance with the marking requirements of Section 5.1 shall ensure compliance with all laws, regulations, codes, and standards of all jurisdictions in the Territories, and Licensee remains responsible for ensuring such compliance.

5.1.3.	Licensee shall place a notice on all Licensed Products, Packaging and Promotional Materials indicating that the Licensed Marks are the trademarks of the TTI Group and are being used under license.
5.2. Trademark Usage.  Licensee shall inform TTI Floor Care in writing in advance of all trade names, service marks, and trademarks which Licensee wishes to use on the Licensed Products in addition to the Licensed Marks. Licensee shall not use any trade names, service marks or trademarks on or in connection with the Licensed Products or on Packaging or Promotional Materials which have not been approved in writing in advance by TTI Floor Care.

Trademark license agreement TFCTL – Capstone Industries Inc.

6.	DISTRIBUTION LIMITATIONS AND REQUIREMENTS
6.1. Distribution Limitations.  Licensee shall sell or distribute the Licensed Products only to the Channels of Trade in the Territories and shall not sell any Licensed Products through or to any channels, outlets, or customers outside the Channels of Trade. A list of approved Channels of Trade as of the Effective Date is identified in Exhibit 3. TTI Floor Care reserves the right, at any point in time, on written notice, to revoke the approval of any particular Channel of Trade. Licensee must seek and obtain TTI Floor Care's written advance approval to sell or distribute the Licensed Products in any additional channels of trade not identified on Exhibit 3, which approval may be withheld or denied in TTI Floor Care's sole discretion. The approval of the Channels of Trade identified on Exhibit 3 includes approval for the sale of Licensed Products through websites maintained by, on-line services, catalogues, and direct mail offerings made by or on behalf of any approved retailers in such Channels of Trade. For the avoidance of doubt, Licensee may not sell Licensed Products to retailers in the On-line Retail Channel of Trade except as identified on Exhibit 3 or on any internet marketplace without the prior written approval of TTI Floor Care. Any sale of Licensed Products to any such Channel of Trade does not constitute approval or consent to sales of the Licensed Products by anyone other than Licensee to, through and by the specific retail stores operated in the Territories. Licensee shall not authorize any third party to use the Licensed Marks outside the Territories either directly or indirectly.  Any question as to whether a particular channel, outlet, or customer falls within the Channels of Trade shall be resolved by TTI Floor Care in its sole and exclusive discretion.  Furthermore, except for TTI Floor Care and its Affiliates' authorized dealers and distributors, if within the Channels of Trade, Licensee shall not sell or otherwise distribute any Licensed Products through or to floor-care dealers or any retailers, wholesalers, or mail-order or catalogue companies whose principal business is the sale of floor-care products or their parts or accessories.  Upon TTI Floor Care's request, Licensee shall submit to TTI Floor Care a written list of all customers of Licensee, together with information regarding sales of Licensed Products to each customer, including unit sales and volume by currency.
6.2. Best Efforts.  Licensee shall use its best efforts to advertise, promote, sell and distribute Licensed Products to the Channels of Trade throughout the entire Territories in compliance with the terms of this Agreement. It is a material condition of this Agreement that Licensee maintains the bona fide use, distribution and sale of all Licensed Products to the Channels of Trade throughout all the Territories.  Unless otherwise specified herein, should Licensee fail to maintain the availability of any Licensed Products for sale to the Channels of Trade in any of the Territory, Licensee shall immediately notify TTI Floor Care. In the event of discontinuance of the availability of any Licensed Product in any of the Territories, regardless of the notice by Licensee, TTI Floor Care may either invoke its remedies under Section 11.1 of this Agreement or withdraw the license with respect to those Licensed Products or those Territories without obligation to Licensee other than to give written notice of such withdrawal.
6.3. Combination and Premium Sales; Giveaways; Employee Sales; and Trade Samples.  Licensee shall not use any Licensed Products and shall not sell or otherwise provide any Licensed Products to anyone else for use as or in combination sales, giveaways, fund-raisers, promotions, prizes or entries in sweepstakes or other contests, or Premiums, including those in purchase-with-purchase promotions, without TTI Floor Care's prior written approval, which shall be within TTI Floor Care's sole and exclusive discretion.  Unless TTI Floor Care consents in advance in writing, Licensee shall not give away or donate Licensed Products. Licensee may sell reasonable quantities of Licensed Products to employees and to salespeople and sales representatives for their personal use and not for resale, provided that all royalties are paid on such sales in accordance with Section 3 of this Agreement.  Licensee expressly agrees, without limiting the foregoing, that it will not purchase or provide for promotion any floor care machines in connection with the sale of Licensed Products.

Trademark license agreement TFCTL – Capstone Industries Inc.

6.4. Business Plans. Should TTI Floor Care so request, Licensee shall provide, once within sixty (60) days of the Effective Date and annually thereafter, or on a more frequent basis as TTI Floor Care may desire, detailed written plans for the marketing, advertising, and promotion of the Licensed Products, with appropriate budgets and financial information.  All such plans shall contain such information and be in such form as TTI Floor Care may reasonably request.
6.5. Inventory Reports.  Licensee shall provide to TTI Floor Care, as frequently as it conducts its own inventory count, but in no event less than annually, written reports detailing Licensee's inventory of Licensed Products on hand, identified by SKU, work-in process, and such other information as TTI Floor Care may reasonably request.
7.	COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS
It shall be Licensee's responsibility to ensure that all of its activities under this Agreement are in full compliance with all laws, regulations, codes, and standards applicable in all areas of the Territories, and in addition, Licensee shall comply with TTI Group's Business Partners Code of Conduct which can be found at the website www.ttigroup.com, which may be modified from time to time in TTI Group's sole discretion. Licensee shall be solely responsible for all costs and expenses associated with such compliance, including but not limited to payment of all applicable taxes, tariffs, and other governmental or regulatory fees and costs associated with the manufacture, advertising, promotion, distribution, importation and sale of Licensed Products.  All Licensed Products shall be free of defects in design, materials, and workmanship and shall comply with all applicable laws, regulations, and industry standards with respect thereto.  Because Licensee is the party most knowledgeable about its industry and the laws, regulations, and standards applicable thereto, TTI Floor Care is relying on Licensee to ensure compliance with the foregoing terms and conditions.  Should TTI Floor Care learn, through Licensee or any other means, that a particular Licensed Product(s) is not in compliance with any of the requirements of this Section 7, such non-complying Licensed Product(s) shall be immediately deemed disapproved, even if previously approved, and Licensee shall be required to take all necessary steps to bring such Licensed Product(s) into compliance.  In such event, Licensee shall not distribute, ship or sell any non-complying Licensed Products until they are brought into compliance.  Should Licensee learn of any claim that any Licensed Product(s) are not in compliance with the requirements of this Section 7, Licensee shall immediately notify TTI Floor Care and shall take all necessary steps to bring them into compliance.
8.	OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
8.1. Ownership of Licensed Marks. Licensee recognizes and acknowledges the validity and enforceability of the Licensed Marks. Licensee further acknowledges TTI Floor Care's ownership of all right, title and interest in and to the Licensed Marks and the goodwill associated therewith.  Licensee shall not acquire nor claim any right, title or interest in or to the Licensed Marks or any other intellectual property of TTI Floor Care as a result of the rights granted herein or the use of the Licensed Marks in accordance with the terms of this Agreement.  Licensee shall not file any copyright, trademark, domain name or other application anywhere in the world to register, in whole or in part, any of the Licensed Marks or Derivative Materials or any marks confusingly similar thereto.  Any and all benefits arising from Licensee's use of the Licensed Marks shall inure exclusively to the benefit of TTI Floor Care.  Licensee shall not, during the Term or thereafter, attack or dispute TTI Floor Care's ownership or the validity of the Licensed Marks or the validity of this Agreement.

Trademark license agreement TFCTL – Capstone Industries Inc.

8.2. Ownership of Derivative Materials.  All Derivative Materials, whether created by or on behalf of Licensee, shall be owned exclusively by TTI Floor Care. Licensee hereby assigns to TTI Floor Care all copyrights and all other right, title and interest in and to all Derivative Materials created, in whole or in part, by or for Licensee which Licensee now has or hereafter acquires.  Licensee shall disclose to TTI Floor Care all sources of Derivative Materials if not created solely by Licensee or supplied by TTI Floor Care.  If any Derivative Materials are designed, developed or created, in whole or in part, by any third party for Licensee, Licensee shall obtain, at Licensee's sole cost and expense, an assignment from such third party of all copyrights and all other right, title and interest in and to such materials so that the foregoing assignment by Licensee to TTI Floor Care is sufficient to vest full and complete title to all Derivative Materials in TTI Floor Care.  Licensee shall execute and shall cause any third party involved in the creation, design, or development of any Derivative Materials to execute whatever further documents TTI Floor Care deem necessary to vest all right, title and interest in and to all Derivative Materials in TTI Floor Care.  Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any rights as authors, inventors, or otherwise in any Derivative Materials.  This Section 8.2 does not grant any rights to TTI Floor Care to any trademarks or trade names owned by Licensee which were not derived or adapted from or do not incorporate, in whole or in part, any of the Licensed Marks.  In addition, this Section 8.2 does not grant any rights to TTI Floor Care to any of Licensee's internal business documents.
8.3. Protection of Licensed Marks.  Licensee acknowledges the importance to TTI Floor Care of protecting the Licensed Marks.  To prevent the dilution of the Licensed Marks, Licensee shall not adopt or use any mark which is confusingly similar to the Licensed Marks, either during the Term or thereafter.
8.4. Licensee Assistance in Maintaining Licensed Marks.  Licensee shall cooperate fully and in good faith with TTI Floor Care to preserve and protect the Licensed Marks throughout the world.  Such cooperation shall include, but shall not be limited to, providing information relating to Licensee's use of the Licensed Marks which TTI Floor Care require for the preparation or prosecution of any trademark registration applications and executing or causing to be executed registered user agreements or other documents required by TTI Floor Care to apply for, prosecute, maintain or renew any trademark registration applications or to comply with the laws, regulations, codes or standards of any country with respect to the recordation of licenses.  Upon the expiration or termination of this Agreement, Licensee shall cooperate with TTI Floor Care to cancel any registered user agreement or any similar recordal of Licensee as an authorized user of the Licensed Marks in the Territories or any country and shall execute any documents necessary for that purpose.  TTI Floor Care shall reimburse Licensee for all reasonable out-of-pocket expenses actually incurred in complying with this Section 8.4.
8.5. Licensee Assistance in Prosecuting Infringements.  Licensee shall cooperate with all efforts with TTI Floor Care to prevent or stop the infringement or other unauthorized use of the Licensed Marks and/or Derivative Materials and to otherwise protect the same and TTI Floor Care's rights therein.  What action, if any, shall be taken with respect to any infringement or other unauthorized use of the Licensed Marks and/or the Derivative Materials shall be within TTI Floor Care's sole and exclusive discretion.  TTI Floor Care  may institute or prosecute any claim or suit which they deem appropriate in their own name or in the name of Licensee to prevent the infringement or unauthorized use of the Licensed Marks and Derivative Materials and may join Licensee as a party thereto where they determine that it is necessary or advantageous to do so.  TTI Floor Care shall be solely entitled to, and Licensee shall pay over to TTI Floor Care, all proceeds from any such claim or suit by reason of a judgment or settlement or other disposition.  Licensee shall not file any claim or suit or take any other action with respect to such infringement or unauthorized use without TTI Floor Care's prior written consent.  Licensee shall promptly notify TTI Floor Care of any infringements or perceived infringements of any rights in the Licensed Marks and/or the Derivative Materials which come to Licensee's attention.  Licensee shall not have any rights against TTI Floor Care because of TTI Floor Care's failure to take any action with respect to any alleged infringement or other unauthorized use of the Licensed Marks or Derivative Materials.

Trademark license agreement TFCTL – Capstone Industries Inc.

9.	INDEMNIFICATION AND INSURANCE
9.1. Indemnification by Licensee.  Licensee shall defend, indemnify and hold harmless and hereby does indemnify and hold harmless TTI Floor Care and  its respective Affiliates, officers, directors, employees, agents, successors, and assigns ("Indemnitees") from and against any and all claims, demands, suits, causes of action, damages (including compensatory, punitive, and special damages to the extent allowed by applicable law), losses, costs and expenses, including reasonable attorneys' fees and fines, penalties, and product warranty and recall expenses, arising directly or indirectly from or out of the design, manufacture, advertising, promotion, distribution, sale, use, or misuse of any Licensed Products; the design, development, or creation of any Derivative Materials; the misuse of the Licensed Marks; or any alleged action or omission of Licensee or its officers, directors, employees, agents, successors, assigns or customers (collectively "Claims"), brought or asserted by customers, suppliers, contractors, subcontractors, manufacturers, sales representatives (independent and otherwise),  employees, or any other person or entity.  Licensee shall not settle or otherwise compromise any Claims without TTI Floor Care's prior written consent, which shall not be unreasonably withheld.  TTI Floor Care shall have the option to assume the defense of any Claims and to hire counsel of its choice, at Licensee's expense.  Licensee shall give immediate notice to TTI Floor Care of any occurrence which might reasonably be expected to result in any Claim against any one or more of the Indemnitees.  All of Licensee's indemnification obligations hereunder shall survive the expiration or termination of this Agreement.
9.2. Insurance.  During the Term and for a period of three (3) years thereafter, Licensee shall maintain, at its expense, commercial general liability insurance, including broad form coverage for contractual liability, products liability and personal injury (including bodily injury and death), advertising injury, waiving subrogation, with limits of liability not less than Five Million Dollars (US$5,000,000) per occurrence with an annual aggregate of not less than Ten Million Dollar (US$10,000,000) issued by an insurer with a Best's Key Rating of A or better.  Beginning with the second year of this Agreement, TTI Floor Care shall have the right to require Licensee to increase by a reasonable amount the limits of such insurance policy, and Licensee shall take all necessary action to obtain such increased coverage, whether by increasing policy limits on an existing policy or purchasing additional policies.  Such insurance shall be in form and substance acceptable to TTI Floor Care and shall include coverage for any and all claims, demands, suits, causes of action, damages, losses, defenses, costs and expenses, including reasonable attorneys' fees, arising from or out of any alleged defects in or the use or misuse of the Licensed Products.  Licensee shall promptly upon its receipt send a copy of said policy, together with the name, address, and telephone number of the insurance underwriter and broker, to TTI Floor Care.  Said policy shall name Indemnitees as additional insureds and shall provide that it may not be canceled or materially altered without at least thirty (30) days prior written notice to TTI Floor Care.  Within thirty (30) days of the Effective Date, Licensee shall provide TTI Floor Care with a certificate of insurance evidencing Licensee's compliance with this Section 9.2.  Licensee acknowledges that the insuranced required by this Section 9.2 is primary to any other applicable policy.
10.	REPRESENTATION AND WARRANTIES
10.1. Licensee represents and warrants that: (i) it has the right and authority to enter into this Agreement; (ii) entering into this Agreement does not constitute a breach of any other agreement to which Licensee is a party.

Trademark license agreement TFCTL – Capstone Industries Inc.

10.2. TTI Floor Care represents and warrants that:  (i) it has the right and authority to enter into this Agreement; (ii) the grant of the license hereunder does not constitute a breach of any other agreement to which TTI Floor Care is a party; (iii) to the best of its knowledge, TTI Floor Care owns the Licensed Marks and has the right to grant this license for their use; and (iv) to the best of its knowledge, the Licensed Marks, as licensed to be used in this Agreement, do not infringe any intellectual property rights of any third parties.  TTI Floor Care shall defend, indemnify and hold harmless Licensee from and against any and all claims, demands, suits, causes of action, damages, losses, costs and expenses, including reasonable attorneys' fees, arising from or out of any material breach or inaccuracy of any of the foregoing representations and warranties and in connection with the proper use by Licensee of the Licensed Marks.  TTI Floor Care shall give prompt written notice to Licensor of any event TTI Floor Care believes gives rise to a right of indemnification under this Section 10.2.
11.	TERMINATION
11.1. Voluntary Termination.  The following circumstances shall give TTI Floor Care the right to terminate this Agreement prior to the end of the Term.
11.1.1.
If Licensee commits any of the following Events of Default, TTI Floor Care shall have the right to terminate this Agreement immediately upon written notice to Licensee, which termination shall be deemed effective immediately without the need of any other ratifying act:

(a)	Licensee advertises, promotes, distributes or sells any Licensed Products not approved by TTI Floor Care;
(b)	Licensee distributes, displays or otherwise uses any Packaging or Promotional Materials not approved by TTI Floor Care;
(c)
Licensee distributes or sells any Licensed Products outside the Territories or sells or distributes any Licensed Products to any third party whom Licensee knows or has reason to know intends to resell or redistribute them outside the Territories;

(d)	Licensee sells any Licensed Products outside the Channels of trade without TTI Floor Care's prior written consent;
(e)
Licensee assigns or attempts to assign, sublicense, encumber, or otherwise transfer, in whole or in part, any right, title or interest in and to this Agreement or any rights or obligations hereunder without the prior written consent of TTI Floor Care;

(f)	Licensee violates the confidentiality agreement in Section 16 or the non-disparagement agreement in Section 18.6; or
(g)	A breach of this Agreement is committed by Licensee which is of the same nature, or which violates the same provision, as a breach of which TTI Floor Care has previously given Licensee notice.
11.1.2.
If Licensee commits any of the following Events of Default and does not cure the Event of Default within thirty (30) days after receiving notice of it from TTI Floor Care, TTI Floor Care shall have the right to terminate this Agreement upon written notice to Licensee, such notice to be effective as of the thirtieth day without the need for any other ratifying act:

(a)	Licensee fails to make any payment or deliver any statement required by this Agreement; or
(b)	Licensee breaches any other term or condition of this Agreement.

Trademark license agreement TFCTL – Capstone Industries Inc.

11.1.3.
If any of the following Triggering Events occur, TTI Floor Care shall have the option, in its sole and exclusive discretion, to immediately terminate this Agreement by sending written notice of termination to Licensee such notice to be effective immediately without need for any other ratifying act:

(a)	Any merger, consolidation, acquisition, or change of ownership, control or management involving Licensee occurs; or
(b)
Any of the principal assets of Licensee that are required for the conduct of its business are transferred, by operation of law, merger, consolidation, issuance or re-issuance of shares, or otherwise; or

(c)
Any transaction or series of related transactions occurs resulting in the transfer of thirty-three and one-third percent (33 1/3%) or more of the voting stock of Licensee, or if a partnership, thirty-three and one-third percent (33 1/3%) or more of the profit and loss participation in the partnership or the occurrence of any of the foregoing with respect to any general partner; or

(d)	The direct or indirect ownership or operating management or control of Licensee is otherwise changed, however accomplished.
11.2. Permitted Termination by TTI Floor Care.  If the Minimum Royalties are not earned for any two quarters in any one contract year after the Initial Term, TTI Floor Care may terminate this Agreement upon sixty (60) days written notice.
11.3. No Waiver.  TTI Floor Care shall be under no obligation to terminate this Agreement upon the happening of any Event of Default or Triggering Event, and its failure to do so shall not be deemed a waiver of its right to do so.  TTI Floor Care's rights under Section 11.1 are in addition to all other rights which TTI Floor Care may have against Licensee.
11.4. Acceleration of Minimum Royalties.  Should TTI Floor Care terminate this Agreement due to an Event of Default pursuant to Sections 11.1.1, 11.1.2 or 11.2, the entire unpaid balance, if any, of the Minimum Royalties shall become due and payable immediately. In addition, in the event of termination hereof by TTI Floor Care due to an Event of Default or other breach, violation, or wrong doing of Licensee, all monies due hereunder (including but not limited to earned Royalties and any other payments due hereunder shall be automatically and immediately due and paid to TTI Floor Care).
11.5. Termination in the Event of Insolvency or Bankruptcy of Licensee.
11.5.1.
To the full extent allowed by applicable law, this Agreement shall terminate automatically if Licensee files a petition in bankruptcy; is adjudicated a bankrupt; or files a petition or otherwise seeks relief under or pursuant to any bankruptcy, insolvency or reorganization statute or proceeding.  In addition, unless cured within thirty (30) days, this Agreement shall terminate automatically if a petition in bankruptcy is filed against Licensee; a custodian, receiver, or trustee is appointed for all or a substantial portion of Licensee's business or assets; or Licensee becomes insolvent (using either the equitable insolvency or balance sheet  test) or makes an assignment for the benefit of its creditors.  No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff, or any other officer of the court or official charged with taking over custody of Licensee's assets or business shall have any right to continue this Agreement or to exploit or use in any way the Licensed Marks or Derivative Materials if this Agreement terminates pursuant to this Section 11.5.  Nothing contained in this Section 11.5 shall be deemed to preclude or limit any rights which TTI Floor Care may have as a creditor in any proceeding referenced above.

Trademark license agreement TFCTL – Capstone Industries Inc.

11.5.2.
In addition, TTI Floor Care shall have the same rights of termination specified in Section 11.5.1, whether or not deemed enforceable by virtue of Sec 365 of the U.S. Bankruptcy Code, if an order for relief under the Bankruptcy Code is entered against Licensee and becomes a final order at any time when such rights of termination may be enforceable.  All Royalties (including Minimum Royalties and any other payments due under this Agreement) on sales made prior to such act shall become immediately due and payable.  In the event this Agreement and the license granted herein are so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors and/or assigns, shall have no right to sell, exploit or in any way deal with any of the Licensed Products or use any Packaging, Promotional Materials or Derivative Materials except with and under the special consent and instruction of TTI Floor Care in writing, which they shall be obligated to follow.

11.5.3.
The rejection or failure to assume this Agreement by Licensee as debtor in possession or by the trustee in any bankruptcy or reorganization or similar proceeding shall constitute an automatic termination of this Agreement, and the license hereby granted, following notice to Licensee, effective as of the date of the commencement of such proceedings.

12.	POST-TERMINATION OR EXPIRATION
12.1. Obligations Upon Expiration or Termination.  Upon the expiration or termination of this Agreement, Licensee shall cease using the Licensed Marks and Derivative Materials and shall not advertise, market, promote, distribute or sell any Licensed Products or use any Packaging or Promotional Materials, except as authorized in Section 12.2.  In addition, Licensee shall not manufacture or have manufactured any Licensed Products except to fill orders taken prior to the date of expiration or termination. Upon such termination or expiration, Licensee shall immediately ship to TTI Floor Care, without charge, all artwork, transparencies, negatives, dies, tooling, molds, screens, disks and other materials used to reproduce the Licensed Marks or Derivative Materials.

Trademark license agreement TFCTL – Capstone Industries Inc.

12.2. Rights of Sell-Off.
12.2.1.
Within ten (10) days of the expiration or termination of this Agreement, Licensee shall provide TTI Floor Care with a written statement of the quantity and description of Licensed Products in inventory.  TTI Floor Care shall be entitled, but not obliged, to purchase any part or all of the Licensed Products remaining in inventory at Licensee's lowest published or invoiced wholesale price and on the most favorable terms as Licensee offers to its other customers.  Not later than ten (10) days after receipt of Licensee's inventory statement, TTI Floor Care shall designate in writing those Licensed Products it wishes to purchase, and Licensee shall not then sell those Licensed Products to any third party.  Any Licensed Products which TTI Floor Care elects not to purchase may be distributed and sold by Licensee only in the ordinary course of business to the Class of Trade in the Territories for a period of ninety (90) days following the expiration or termination of this Agreement, but only if Licensee has timely delivered to TTI Floor Care its inventory statement. Licensee's rights during the sell-off period shall be nonexclusive. Licensee shall pay Royalties on all sales during the sell-off period at the rate set forth in Section 3 and shall deliver all statements to TTI Floor Care required by that Section.  Royalties during the sell-off period shall not be applied against Minimum Royalties, where applicable. To maintain the integrity of the Licensed Marks and the reputation and goodwill associated therewith, Licensee shall not sell or distribute any Licensed Products through "going out of business", close-out, consignment, liquidation or auction sales or similar methods, except with the prior written consent of TTI Floor Care. Furthermore, in recognition of TTI Floor Care's need to maintain a stable and viable market for the Licensed Products during the Term and any subsequent sell-off period, Licensee shall refrain from "dumping" the Licensed Products on the market during the sell-off period.  "Dumping" shall mean the distribution of product at volumes significantly in excess of Licensee's prior sales practices with respect to the Licensed Products and at price levels so far below Licensee's prior sales practices with respect to the Licensed Products as to disparage the Licensed Marks.  Nothing contained in this Section shall be deemed to restrict Licensee's right to set product prices in its discretion.  Licensee shall exercise its rights of sell-off in good faith and shall not, for example, increase its inventory during the three-month period prior to expiration to excessive levels in relation to all prior periods of time, or increase its inventory upon receipt of a notice of termination or nonrenewal.  In addition, during the Term, Licensee shall manufacture Licensed Products only in quantities consistent with anticipated demand therefor so as not to result in an excessive inventory build-up immediately prior to the end of the Term. Upon the expiration of the sell-off period, Licensee shall provide to TTI Floor Care a written statement of the quantity and description on Licensed Products remaining in inventory and shall deliver to TTI Floor Care, without cost, such remaining inventory and all Packaging and Promotional Materials and other materials bearing the Licensed Marks or incorporating any Derivative Materials, together with copies of all inventory records relating thereto.  Nothing in this Section 12.2 shall be deemed to give Licensee the right to sell any merchandise prohibited under Section 4.9 of this Agreement.

12.2.2.
Nothing in this Agreement shall prevent or interfere in any way with TTI Floor Care's right and ability at any time (during the Term or thereafter) to negotiate with, secure and finalize a contractual arrangement with one or more third parties covering the same subject matter as this Agreement.

12.3. No Waiver.  TTI Floor Care's receipt and acceptance of inventory, records, and other materials under Sections 12.1 and 12.2 above shall not constitute a waiver of TTI Floor Care's right to recover any amounts due under Section 3 of this Agreement or of TTI Floor Care's right to exercise any other remedies provided by this Agreement or otherwise under law.

Trademark license agreement TFCTL – Capstone Industries Inc.

13.	REMEDIES
Licensee acknowledges that any continued use of the Licensed Marks and/or the Derivative Materials or the continued manufacture, advertisement, promotion, distribution, or sale of Licensed Products after the expiration or termination of this Agreement other than as authorized in Sections 12.1 and 12.2 will result in immediate and irreparable harm to TTI Floor Care for which there is no adequate remedy at law.  In such case, any Licensed Products, Derivative Materials, Packaging and Promotional Materials manufactured, advertised, promoted, used, distributed or sold after the expiration or termination of this Agreement other than as authorized in Sections 12.1 and 12.2 shall be deemed counterfeit, and TTI Floor Care shall be entitled to equitable relief, including but not limited to a temporary restraining order, preliminary and permanent injunction, and specific performance, at nominal bond, with respect to any further violations of TTI Floor Care's rights.
14.	NOTICES
All payments, statements, notices, and other communications required by this Agreement (including service of process) shall be sent via messenger, facsimile, e-mail, mailgram, or registered or certified mail to the parties at the addresses given below, unless another address is designated in writing, and shall be deemed to have been given on the date they are sent.  Any purported notice which does not comply with these requirements shall be ineffective.
If to TTI Floor Care:
Hoover Inc.
7005 Cochran Road
Glenwillow, Ohio 4419
Attention:  General Counsel

With copy to:
Techtronic Floor Care Technology Limited
c/o Techtronic Industries Co. Ltd.
24/F, CDW Building, 388 Castle Peak Road
Tsuen Wan, New Territories, Hong Kong
Attention of Legal Department
If to Licensee:
Capstone Industries Inc
[350 Jim Moran Boulevard, Suite 120
Deerfield Beach, FL 33442
Attention of Mr. Stewart Wallach
Email: Swallach@capstoneindustries.com]
15.	ASSIGNMENT
This Agreement and all rights and obligations hereunder are personal to Licensee and may not be assigned, sublicensed, encumbered, or otherwise transferred, in whole or in part, by Licensee without the prior written consent of TTI Floor Care, which consent shall be in TTI Floor Care's sole and exclusive discretion.  Licensee shall have no right to give permission to any person to alter, deface, add to, remove, erase, or obliterate, in whole or in part, any of the Licensed Marks or to use any of the Licensed Marks in connection with any goods or services whatsoever, regardless of what registrations for the Licensed Marks exist in any country for any particular goods or services.  Any attempt by Licensee to do any of the foregoing shall be void ab initio and shall constitute a material breach of this Agreement.  This Agreement and any or all rights and duties hereunder may be assigned by TTI Floor Care without Licensee's consent and without any restriction whatsoever.

Trademark license agreement TFCTL – Capstone Industries Inc.

16.	CONFIDENTIALITY
16.1. As a result of this Agreement, Licensee may be given access to confidential information of TTI Floor Care, including but not limited to financial information, brand positioning and marketing strategies, new product information, intellectual property, designs, trade secrets, drawings and models ("Information").  Licensee shall not, without TTI Floor Care's prior written consent, disclose to any third party any Information or the business terms of this Agreement and shall not use any Information for any purpose other than Licensee's performance under this Agreement.  Furthermore, Licensee shall limit its disclosure of Information to those employees having a need to know of it.  This duty of confidentiality shall not apply to Information which Licensee can demonstrate through written documentation:
16.1.1.	is or becomes part of the public domain through no wrongdoing of Licensee;
16.1.2.	Licensee can document was known to it prior to the disclosure thereof by TTI Floor Care; or
16.1.3.	lawfully becomes known to Licensee through a third party having no duty of confidentiality to TTI Floor Care.
Licensee's obligations under this Section 16 shall continue with respect to Information until one of the exceptions set forth in Sections 16.1.1, 16.1.2 and 16.1.3 apply to such Information.  Nothing in this Section shall preclude Licensee from complying with any validly issued subpoena, document request, deposition notice, court order, or other legal document seeking the disclosure of Information; provided, however, that upon receipt of any such document or request, Licensee shall promptly notify TTI Floor Care to enable TTI Floor Care to seek a protective order or to move to quash the subpoena or to otherwise take such action as TTI Floor Care deems appropriate to protect the Information.  Licensee shall require all employees, agents, Manufacturers, and independent contractors employed or retained by it to comply with the provisions of this Section 16 and shall require all persons not employed by it who are to be given access to Information, with TTI Floor Care's consent, to sign an agreement of confidentiality in a form acceptable to TTI Floor Care.
16.2. Licensee shall not use TTI Floor Care's name or any of the Licensed Marks nor refer to this Agreement or Licensee's relationship with TTI Floor Care in Licensee's own promotional materials, annual reports, offering circulars, SEC filings, or other materials without TTI Floor Care's prior written approval.
17.	CHOICE OF LAW, VENUE, AND JURISDICTION
This Agreement shall be governed and interpreted in all respects by and according to the laws of Hong Kong without reference to its conflicts of laws principles. Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration. The seat, or legal place, of arbitration shall be Hong Kong and the arbitration shall take place at the Hong Kong International Arbitration Centre in Hong Kong in accordance with its latest arbitration rules (the "HKIAC Rules").  There shall be a sole arbitrator appointed in accordance with the HKIAC Rules.  The arbitration proceedings shall be conducted in English. The arbitral award shall be final and binding upon both parties.

Trademark license agreement TFCTL – Capstone Industries Inc.

18.	MISCELLANEOUS
18.1. Agency. Nothing herein shall be construed to place the parties in the relationship of principal and agent, partners or joint venturers, and Licensee shall have no power to obligate TTI Floor Care or its Affiliates in any manner whatsoever.
18.2. Severability and Binding on Permitted Successors and Assigns.
18.2.1.
The provisions of this Agreement are severable, and if any clause or provision shall be held invalid or unenforceable, in whole or in part, the remaining provisions shall remain in full force and effect and shall be interpreted so as to give effect to the intentions of the parties.

18.2.2.	This Agreement shall inure to the benefit of and shall be binding upon the parties and their respective permitted successors and assigns.
18.3. Merger and Integration.  This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral, relating to the subject matter hereof.  No representations, warranties, covenants, promises, or undertakings have been made by or to any party other than those expressly contained in this Agreement.
18.4. Amendment.  None of the provisions of this Agreement may be waived or modified except in a written agreement signed by both parties.  The failure of either party to require performance at any time under this Agreement shall not be deemed a waiver of any rights and shall not deprive that party of its right to require performance thereafter.
18.5. Headings.  Headings are for convenience only and shall not be used to construe or affect the meaning or interpretation of this Agreement.
18.6. Non-Disparagement.  During the Term and at all times thereafter, Licensee shall not, directly or indirectly, make any statement or do any act that adversely affects, disparages or creates any negative inference as to the reputation, prestige, value, image or impression of the Licensed Marks, TTI Floor Care (including its officers, directors, Affiliates, parents, and subsidiaries, and other licensees), TTI Floor Care's other products, or the performance of TTI Floor Care under this Agreement.
18.7. Survivorship.  Notwithstanding the expiration or termination of this Agreement, all rights, obligations, and remedies which accrued prior to the termination or expiration hereof shall survive such termination or expiration.  Specifically, Sections 1, 3, 4, 7, 8, 9, 12, 13, 15, 16, 17, 18.1, 18.2, 18.3, 18.4 and 18.6 shall survive the termination or expiration hereof.
18.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one in the same instrument. An electronic, photographic or facsimile version of such counterpart shall constitute an original document for the purposes of establishing the provisions of this Agreement and shall be legally admissible under the best evidence rule.

IN WITNESS WHEREOF, the parties have executed this Agreement through duly authorized representatives as of the dates set forth below.

For and on behalf of Techtronic Floor Care Technology Limited ______________________________________ Name: Title:	For and on behalf of Capstone Industries Inc. ______________________________________ Name: Title:

For and on behalf of
Hoover, Inc.

______________________________________
Name:
Title:

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 1
Licensed Trademarks

Trademark	Type	Country	Application date	Application No.	Registration date	Registration No.	Class(es) and goods/services
[●]

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 2
Licensed Products

1.	Accent Lighting
a.	Pucks
b.	Rope Lighting
c.	Specialty Lighting
d.	Undercabinet Lighting
2.	Ceiling Fan, excluding bathroom exhaust fans (for installation as a fixture)
a.	Light Kits
3.	Interior Lighting
a.	Ceiling Mount Fixtures
b.	Hang/Pendant/Chand.
c.	Specialty Lighting
d.	Vanity Wall and Sconce
e.	Nightlights/Power Failure/Motion
4.	Lamps
a.	Accent
b.	Floor
c.	Table
d.	Torchieres
5.	Recessed Lighting
6.	Track Lighting

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 3
Channels of Trade

1.	Discounters such as Bed Bath & Beyond, Target, Walmart
2.	Home Center such as The Home Depot and Menard's but not Lowe's
3.	Specialty such as Best Buy, Hardware Stores
4.	Furniture Stores such as Ashley Furniture, Ethan Allen
5.	Office Supply such Office Depot, Staples
6.	Warehouse Clubs such as BJ's, Costco, Sam's Club
7.	Drug & Grocery such as CVS, Walgreens
8.	Online Retail: Amazon and websites for brick-and-mortar stores referenced in 1-7 above. Any other online sales require prior approval of Licensor.

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 4
TTI Floor Care's Branding Guidelines

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 5
Form of Statement of Royalties

Royalty/Sales Report
Report should be sorted by country and by product category
Country:				Reporting period: _____________________

SKU #	Description	Wholesale Price/Unit	Units Sold	Total Sales	Less Returns	Net Sales	Discontinued as of

	Total for Product Category:		0	$0.00	$0.00	$0.00

				Exchange Rate:		1
				Total Net Sales (US$):		$0.00
				x Royalty Rate:		0%
				Total Royalties Due:		$0.00

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 6
Minimum Royalties

Trademark license agreement TFCTL – Capstone Industries Inc.

Exhibit 6
TTi Group's Business Partners Code of Conducts